Exhibit 17.3

November 15, 2018

Ian Thompson

General Counsel

FMC GlobalSat, Inc.

3301 SE 14th Avenue

Fort Lauderdale, Florida 33316

Mr. Thompson and Members of the Board:

This letter serves as my resignation from both the Board of Directors and as my position as Chief Technology Officer effective immediately.

Best of luck to the future of the company.

Sincerely,

/s/ Adam M. Ferguson
Adam M. Ferguson

cc: Ed Stern, Emmanuel Cotrel, Chris MacDonald

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